Exhibit 99.1

Chart Industries Reports 2019 Second Quarter Results

Atlanta, Georgia - July 18, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the second quarter ended June 30, 2019. Further details can be found in the supplemental presentation included with this release. Highlights include:

•	Completed the acquisition of the Air-X-Changers (“AXC”) business on July 1, 2019, creating our fourth segment, Energy & Chemicals FinFans (“E&C FinFans”).

•	Revenue of $309.6 million, an increase of 7.0% over the first quarter of 2019, and first half 2019 growth of 14.7% (5.0% organic) over the first half of 2018.

•
Reported gross margin as a percent of sales of 26.7%, an increase of 350 basis points over the first quarter of 2019 (+190 bps on an adjusted basis), reflects 80/20 efforts and continued restructuring benefits.

•
Reported EPS of $0.41 increased from $0.03 in the first quarter of 2019. Adjusted EPS of $0.68, a 74% increase over the first quarter of 2019 adjusted EPS of $0.39, reflects continued market strength and margin expansion activities.

•	Reiterated full year 2019 revenue guidance of $1.41 billion to $1.46 billion and adjusted earnings per share of $2.85 to $3.20 inclusive of the completion of strategic financing.

•	Received our 5th IPSMR® process technology patent and received notification that we will receive European patents for our integrated HLNG fuel system.

In the second quarter 2019, we continued to see revenue and order strength across our end markets, in particular in the liquefaction, storage and transport for global LNG and industrial gas infrastructure, specialty markets, and significant revenue synergies from the combination of Chart and VRV. Second quarter 2019 revenue of $309.6 million increased 7.0% over the first quarter of 2019. Orders of $322.0 million for the second quarter 2019 decreased $139.2 million from the first quarter 2019, which included $135 million of bookings from Venture Global’s Calcasieu Pass project and $20 million from Golar’s Gimi FLNG order. The second quarter 2019 orders grew 1.8% over the second quarter of 2018. Included in our second quarter of 2018 orders was a $28 million order in our Energy & Chemicals segment for air cooled heat exchangers on a large LNG project, a $13 million order for equipment for a natural gas liquids fractionation project and a $12 million order in Distribution & Storage for liquid hydrogen storage vessels for a space launch application.

In the second quarter 2019, we received 15 orders that each were greater than $2 million in value, totaling $80.2 million, the first time in our history with 15 orders of this magnitude in a single quarter. This trend supports the strength across our markets, and while not as needle-moving as LNG export terminal orders, continues to drive confidence in the second half of the year guidance with less reliance on big LNG timing. Total backlog of $752.8 million increased 2.6% from the first quarter of 2019 without any big LNG orders in the second quarter. All three segments’ backlog increased more than 2% sequentially from the first quarter 2019.

Small-scale LNG (“ssLNG”) and utility-scale LNG activity has accelerated in the second quarter of 2019. This is a key aspect of the global LNG infrastructure buildout, as these smaller liquefaction plants serve specific uses such as marine bunkering, fuel for over the road transport, gas-LDC peak storage and power generation. Utility companies are moving toward LNG as a non-pipeline solution and an option for a peak capacity market demand solution in gas pipeline constrained areas as this is a natural solution for geographies that have distribution system growth while unable to add incremental capacity. Outside of the United States, there are significant opportunities for LNG to drive power demand, especially in Europe, the Mediterranean Sea and Southeast Asia. For example, in the second quarter, Shell, Gasnor and the Government of Gibraltar officially opened the small-scale LNG regasification terminal that enables Gibraltar to switch from diesel fueled power generation to cleaner burning natural gas. We designed the cryogenic vessels for LNG storage, provided vaporizers, loading arm transportation, site construction and start-up for the project.

As previously announced, we booked a $10.4 million order in the second quarter for the liquefier, compressor, and tank equipment content on a utility-scale LNG project in the Northeast United States. This is our third utility-scale LNG order in the past 8 months, and we are currently bidding on 10 additional North American small-scale LNG projects for fuel. A significant project in utility-scale LNG is the Philadelphia Gas Works (“PGW”) Passyunk LNG project, which received city council approval on June 13, 2019. This week, we executed an agreement with ODIN, a leading utility-scale LNG EPC provider, to together develop the utility-scale market in the Northeast United

States, including the PGW Passyunk project. Small-scale and utility-scale LNG is projected to grow to between 75 million and 95 million tons by 2030. In the next three years, we estimate the total market opportunity to be over $650 million for Chart equipment and process on these applications.

Another key aspect of the global LNG infrastructure buildout is LNG fueling stations, trailers for transport of LNG, and the switch to LNG fueled trucks in Europe and Asia. Trailer orders for the second quarter of 2019 of $13.7 million increased 42.7% over the second quarter of 2018, bringing first half 2019 trailer orders to $27.7 million, a 50% increase over the first half of 2018. Additionally, we received 28 fueling station orders in the first half of 2019, compared to 13 in the first half of 2018. These trends are expected to continue throughout 2019, and are reflected in the Distribution & Storage East backlog of $203.4 million. D&S East Europe is at record backlog levels including VRV ($85.8 million) as well as without VRV (legacy Chart Europe).

Finally, our “big LNG” order and manufacturing pipeline continues to develop, with significant regulatory movement, and several LNG export terminal operators making progress toward Final Investment Decisions (“FID”). Not only does Venture Global’s Calcasieu Pass project, for which we booked a $135 million order in March 2019, have all necessary permits to proceed, Venture Global secured additional equity funding in May, and have commenced construction on the 10 MTPA project. Tellurian and subsidiaries of Total SA entered into definitive agreements last week, and we continue to expect FID in the second half of 2019 for Tellurian’s Driftwood phase 1 (16.6 MTPA). Cheniere advanced its 9.5 MTPA Corpus Christi Stage 3 project (“CCL 3”), planned for a 2020 FID, with the announcement of a supply side liquefaction agreement. Both Driftwood and CCL 3 will utilize our IPSMR® process technology, which recently received a process patent covering the use of the Cold Vapor Separator.  This is the 5th U.S. patent in the IPSMR® family covering liquefaction, heavy hydrocarbon removal and end flash gas cold recovery.

Our Distribution & Storage West (“D&S West”) specialty markets are generating significant interest, including lasers, space exploration, food & beverage, cannabis and hydrogen. In the first half 2019, specialty market sales increased 24% compared to the first half of 2018. We booked orders for every specialty market application in the second quarter 2019, including a $1.5 million order for a new food & beverage customer, which switched to our ChillZilla® bulk liquid supply system for optimum freezing performance. In collaboration with the Indian Space Research Organization

(“ISRO”) we developed and delivered India’s largest hydrogen tank, which was manufactured under the “Make in India” initiative. Liquid hydrogen in this case is used as a rocket propellant, and has many other applications for which there is increasing demand globally.

The addition of VRV to our portfolio was a critical enabler of this space application in India, our first Indian LCNG bus station order which came this quarter, as well as the $20 million of current bidding activity in the region. Additionally, we have nine new customers with $6 million of synergy orders in Singapore, Malaysia, Sri Lanka and Israel resulting from the VRV / Chart combination. In the first quarter of 2019, VRV was at an operating margin loss as we moved low margin backlog out to be replaced by higher margin work, and the teams executed on identified cost synergies. The second quarter 2019 VRV results were operating income positive when adjusted for integration costs, well on the way to our anticipated 15%+ EBITDA margins expected by the fourth quarter of 2019. VRV second quarter 2019 orders of $27.8 million were 6.2% higher than the first quarter 2019, resulting in VRV backlog of $85.8 million, an increase of 8.9% over the first quarter of 2019.

Our restructuring, self-help 80/20 and sourcing activities are benefitting both gross margin and SG&A. Second quarter 2019 gross margin as a percent of sales of 26.7% included restructuring and integration related costs. When normalized for those costs, gross margin as a percent of sales was 28.2%. The second quarter reported gross margin as a percent of sales is a 350 basis point improvement over the first quarter 2019 gross margin as a percent of sales of 23.2%, and is a 190 basis point increase when adjusting for one-time costs in the first quarter 2019 in cost of goods sold (normalized gross margin as a percent of sales of 26.3%).

SG&A of $50.2 million in the second quarter 2019 included restructuring and transaction-related costs of $3.2 million. SG&A sequentially declined from the first quarter 2019 SG&A of $55.3 million, which included restructuring and transaction-related costs of $4.7 million.

In line with our continued margin expansion program, and to better serve our customers’ needs, we executed on further restructuring in the second quarter at a cost of $4.4 million which will result in annual benefit in 2020 of $4.2 million, and $3.1 million in 2019. These restructuring actions included shutting down an unprofitable product line in one location (which is also produced elsewhere utilizing our global footprint), rooftop consolidations, and continued Chart Business Service (“CBS”) back office streamlining. Year to date we have executed restructuring actions that will result in $10.7 million of annualized savings beginning in 2020. Additionally, our global sourcing efforts year-to-date have resulted in savings totaling $6.3 million annualized, while through the

80/20 process and strategic utilization of our global manufacturing footprint, we have reduced lead times on key product categories.

These margin expansion activities contributed to our net income for the second quarter of 2019 of $14.4 million, an increase over the first quarter 2019 net income of $0.9 million. Reported earnings per share (“EPS”) of $0.41 is an increase over the first quarter 2019 EPS of $0.03. Adjusted EPS of $0.68 for the second quarter 2019 included $6.8 million of restructuring and transaction related cost ($0.23 of EPS), and $0.8 million of VRV associated integration costs ($0.02 of EPS), $1.7 million ($0.05 of EPS) of the tax impact from the China product line shutdown, and dilution impact from convertible notes that are fully hedged ($0.02).

Second quarter 2019 adjusted EPS of $0.68 is a 74% increase over first quarter adjusted EPS of $0.39, which included $8.9 million of restructuring and transaction related cost ($0.23 of EPS), $3.9 million of VRV associated integration and step up costs ($0.09 of EPS), and $1 million of other one-time costs ($0.04 of EPS) primarily related to one-time expenses during the quarter from the Tax Cuts and Jobs Act and dilution from the convertible notes.

“The growing global LNG infrastructure buildout from liquefaction to storage to transport is benefitting both Distribution & Storage as well as Energy & Chemicals,” said Jill Evanko, Chart’s President and CEO. “In addition to taking advantage of our global manufacturing footprint to be close to the developing LNG markets, we are able to offer our customers a full suite of products and solutions, enhanced even further with the addition of the Air-X-Changers products which officially entered the Chart portfolio on July 1st. The AXC and Chart legacy businesses’ strong backlog for the second half of the year, combined with the continued execution of margin expansion opportunities allows us to reiterate our second half guidance.”

On July 1, 2019, we completed the acquisition of the Air-X-Changers business, and going forward will report in four segments; (i) Distribution & Storage East (“D&S East”), (ii) Distribution & Storage West (“D&S West”), (iii) Energy & Chemicals Cryogenics (“E&C Cryogenics”) and (iv) Energy & Chemicals FinFans (“E&C FinFans”). While our second quarter results are not reported in this structure since we did not yet own Air-X-Changers, the following provides information about each segment.

•	E&C FinFans (excluding Air-X-Changers) orders for the second quarter 2019 were $77.8 million, an increase from $69.3 million in the first quarter 2019. Gross margin as a percent of sales was 27.7%, up from 27.2% in the first quarter 2019. Backlog for FinFans excluding AXC at the end of the second quarter 2019 was $112.3 million. The AXC second quarter 2019 results will be included in Harsco Corporation’s results. Second quarter 2019 AXC orders were $29.6 million. Ending backlog of $105.3 million is more than 80% of the second half AXC forecast.

•
E&C Cryogenics orders for the second quarter were $49.6 million, a 25.2% increase over the first quarter 2019 orders, exclusive of the $135 million Venture Global and the $20 million Golar Gimi orders. Six orders in the quarter were greater than $2 million each, and unrelated to big LNG. Already in July, E&C Cryogenics has booked a $9.1 million order for a hydrogen recovery system in an ammonia plant located in Saudi Arabia. E&C Cryo gross margin as a percent of sales of 21.8% in the second quarter increased over Q2 2018 (13.8%) and Q1 2019 (0.2%).

•
D&S West orders for the second quarter 2019 were $115.8 million, a 1.5% increase over the first quarter of 2019 and a 9.1% decrease over the second quarter of 2018, which was the second highest D&S West order quarter in the history of the business.

•
D&S East orders of $79 million for the second quarter 2019 were down 5% as compared to the first quarter of 2019 and up 1.8% versus the second quarter of 2018. The first half 2019 orders for D&S East totaled $162.0 million, a 23.0% increase (4.5% organic increase) over the first half 2018.

OUTLOOK
Our 2019 guidance includes second half 2019 revenue and earnings from the completed Air-X-Changers acquisition and includes additional interest from our completed strategic financing activities. Our guidance assumes LNG project revenue in 2019 from the Venture Global Calcasieu Pass and Golar Gimi projects which is subject to project timing. Sales continue to be expected in the range of $1.41 billion to $1.46 billion for the full year of 2019, subject to timing on final notice to proceed of Calcasieu Pass, which we expect imminently. We expect full year adjusted earnings per diluted share to be in the range of $2.85 to $3.20 per share, on approximately 34.7 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 21%. Our capital expenditures for 2019 continue to be expected to be in the range of $35 million to $40 million, which includes the build out of an LNG fuel systems production line in Europe and maintenance and productivity capital for the second half of 2019 for the Air-X-

Changers / E&C FinFans segment. Our weighted average shares projection excludes any potential future dilution impact associated with our convertible notes.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, including the recent acquisition of Harsco’s Industrial Air-X-Changers Business (“AXC”), cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include:  the Company’s ability to successful integrate recent acquisitions, including the AXC acquisition, and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully.  The Company undertakes no obligation to update or revise any forward-looking statement.

This presentation contains non-GAAP financial information, including EBITDA.  For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see slides titled "Non-GAAP Financial Measures" included in the appendix at the end of this presentation.

Chart is a leading diversified global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and the Americas.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, the non-GAAP measures included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2019 results on a conference call on Thursday, July 18, 2019 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 7185918. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 7185918. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, July 18, 2019 until 1:30 p.m. ET, Thursday, July 25, 2019.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019	June 30, 2019	June 30, 2018
Sales (1)	$309.6	$277.9	$289.3	$598.9	$522.0
Cost of sales	226.8	205.1	222.2	449.0	382.3
Gross profit	82.8	72.8	67.1	149.9	139.7
Selling, general, and administrative expenses	50.2	48.1	55.3	105.5	94.7
Amortization expense	7.3	5.2	7.2	14.5	10.7
Operating expenses	57.5	53.3	62.5	120.0	105.4
Operating income (1) (2) (3) (4)	25.3	19.5	4.6	29.9	34.3
Other expenses:
Interest expense, net	5.4	6.2	5.3	10.7	12.6
Financing costs amortization	0.6	0.4	0.4	1.0	0.7
Foreign currency (gain) loss and other	(0.2)	(1.7)	(0.1)	(0.3)	0.1
Other expenses, net	5.8	4.9	5.6	11.4	13.4
Income (loss) from continuing operations before income taxes	19.5	14.6	(1.0)	18.5	20.9
Income tax expense (benefit)	4.9	3.9	(2.0)	2.9	5.5
Net income from continuing operations	14.6	10.7	1.0	15.6	15.4
Income from discontinued operations, net of taxes	—	2.4	—	—	4.0
Net income	14.6	13.1	1.0	15.6	19.4
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.2	0.8	0.1	0.3	1.3
Net income attributable to Chart Industries, Inc.	$14.4	$12.3	$0.9	$15.3	$18.1

Income from continuing operations	$14.4	$9.9	$0.9	$15.3	$14.1
Income from discontinued operations, net of taxes	—	2.4	—	—	4.0
Net income attributable to Chart Industries, Inc.	$14.4	$12.3	$0.9	$15.3	$18.1
Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.44	$0.32	$0.03	$0.48	$0.46
Income from discontinued operations	—	0.08	—	—	0.13
Net income attributable to Chart Industries, Inc.	$0.44	$0.40	$0.03	$0.48	$0.59
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.41	$0.31	$0.03	$0.45	$0.44
Income from discontinued operations	—	0.07	—	—	0.13
Net income attributable to Chart Industries, Inc.	$0.41	$0.38	$0.03	$0.45	$0.57
Weighted-average number of common shares outstanding:
Basic	32.47	30.95	31.57	32.02	30.93
Diluted (5)	34.72	32.08	33.81	34.25	31.74
_______________

(1)	Includes sales and operating income for VRV, included in the E&C and D&S East segment results since the acquisition date, November 15, 2018 as follows:

•	Sales were $28.9 (E&C: $12.9, D&S East: $16.0) for the three months ended June 30, 2019 and $22.1 (E&C: $8.6, D&S East: $13.5) for the three months ended March 31, 2019.

•	Operating loss was $(1.1) (E&C: $(2.8), D&S East: $1.7) for the three months ended June 30, 2019 and $(8.1) (E&C: $(2.8), D&S East: $(5.3)) for the three months ended March 31, 2019.

(2)	Includes depreciation expense of:

•	$8.7, $7.0, and $8.8 for the three months ended June 30, 2019, June 30, 2018, and March 31, 2019, respectively, and

•	$17.5 and $14.2 for the six months ended June 30, 2019 and 2018, respectively.

(3)	Includes restructuring costs of:

•	$4.4, $0.6, and $7.4 for the three months ended June 30, 2019, June 30, 2018, and March 31, 2019, respectively, and

•	$11.8 and $1.5 for the six months ended June 30, 2019 and 2018, respectively.
(4) Includes transaction-related costs of:

•	$1.8, $0.8 and $0.9 for the three months ended June 30, 2019 and 2018 and March 31, 2019, respectively, and

•	$2.7 and $2.1 for the six months ended June 30, 2019 and 2018, respectively.

(5)
Includes an additional 1.81 and 1.75 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and six months ended June 30, 2019 , respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.25 and 1.23 for the three and six months ended June 30, 2019 , respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019	June 30, 2019	June 30, 2018
Net Cash Provided By (Used In) Operating Activities	$32.8	$22.6	$(33.2)	$(0.4)	$42.6
Investing Activities
Acquisition of businesses, net of cash acquired	(1.4)	—	(2.8)	(4.2)	(12.5)
Capital expenditures	(9.2)	(12.0)	(5.9)	(15.1)	(18.2)
Government grants	—	0.6	(0.2)	(0.2)	0.7
Net Cash Used In Investing Activities	(10.6)	(11.4)	(8.9)	(19.5)	(30.0)
Financing Activities
Borrowings on revolving credit facilities	33.2	27.0	18.8	52.0	65.0
Repayments on revolving credit facilities	(264.3)	(28.0)	(27.0)	(291.3)	(54.8)
Repayments on term loan	—	(3.0)	—	—	(3.0)
Payments for debt issuance costs (1)	(2.7)	0.1	—	(2.7)	(0.2)
Proceeds from exercise of stock options	0.9	0.5	8.3	9.2	1.8
Common stock repurchases	(0.1)	(0.1)	(2.7)	(2.8)	(2.3)
Payments for equity issuance costs (1)	(8.9)	—	—	(8.9)	—
Issuance of shares	295.8	—	—	295.8
Dividend distribution to noncontrolling interest	(0.4)	(0.4)	—	(0.4)	(0.4)
Net Cash Provided By (Used In) Financing Activities	53.5	(3.9)	(2.6)	50.9	6.1
DISCONTINUED OPERATIONS
Cash Used In Operating Activities	—	1.1	—	—	4.1
Cash Provided By Investing Activities	—	(0.5)	—	—	(0.9)
Cash Used In Discontinued Operations	—	0.6	—	—	3.2
Effect of exchange rate changes on cash	0.9	(7.7)	(1.5)	(0.6)	(3.8)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	76.6	0.2	(46.2)	30.4	18.1
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	72.9	149.3	119.1	119.1	131.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD	$149.5	$149.5	$72.9	$149.5	$149.5
_______________

(1)	Non-cash financing activities for debt issuance costs and equity issuance costs were $10.9 and $0.6, respectively for the six months ended June 30, 2019.
(2)    Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at June 30, 2019, June 30, 2018 and March 31, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$148.5	$118.1
Accounts receivable, net	204.4	194.8
Inventories, net	228.8	233.1
Other current assets	129.0	115.7
Property, plant, and equipment, net	380.9	361.1
Goodwill	542.6	520.7
Identifiable intangible assets, net	316.4	330.4
Other assets	33.3	23.8
TOTAL ASSETS	$1,983.9	$1,897.7

LIABILITIES AND EQUITY
Current liabilities	$354.9	$366.6
Long-term debt	304.7	533.2
Other long-term liabilities	125.6	108.9
Equity	1,198.7	889.0
TOTAL LIABILITIES AND EQUITY	$1,983.9	$1,897.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019	June 30, 2019	June 30, 2018
Sales
Energy & Chemicals	$120.2	$100.8	$105.6	$225.8	$190.7
D&S West	115.7	117.6	118.0	233.7	218.2
D&S East	77.7	62.4	68.7	146.4	117.5
Intersegment eliminations	(4.0)	(2.9)	(3.0)	(7.0)	(4.4)
Consolidated (1)	$309.6	$277.9	$289.3	$598.9	$522.0
Gross Profit
Energy & Chemicals	$30.5	$21.3	$19.3	$49.8	$40.7
D&S West	42.6	38.2	40.0	82.6	74.3
D&S East	11.1	14.1	8.9	20.0	25.9
Intersegment eliminations	(1.4)	(0.8)	(1.1)	(2.5)	(1.2)
Consolidated	$82.8	$72.8	$67.1	$149.9	$139.7
Gross Profit Margin
Energy & Chemicals	25.4%	21.1%	18.3%	22.1%	21.3%
D&S West	36.8%	32.5%	33.9%	35.3%	34.1%
D&S East	14.3%	22.6%	13.0%	13.7%	22.0%
Consolidated	26.7%	26.2%	23.2%	25.0%	26.8%
Operating Income (Loss)
Energy & Chemicals	$10.2	$5.9	$(1.3)	$8.9	$8.7
D&S West	28.7	23.6	25.6	54.3	45.8
D&S East	1.9	6.5	(2.3)	(0.4)	10.2
Corporate	(14.1)	(15.7)	(16.3)	(30.4)	(29.2)
Intersegment eliminations	(1.4)	(0.8)	(1.1)	(2.5)	(1.2)
Consolidated (1) (2) (3)	$25.3	$19.5	$4.6	$29.9	$34.3
Operating Margin (Loss)
Energy & Chemicals	8.5%	5.9%	(1.2)%	3.9%	4.6%
D&S West	24.8%	20.1%	21.7%	23.2%	21.0%
D&S East	2.4%	10.4%	(3.3)%	(0.3)%	8.7%
Consolidated	8.2%	7.0%	1.6%	5.0%	6.6%
_______________

(1)	Includes sales and operating income for VRV, included in the E&C and D&S East segment results since the acquisition date, November 15, 2018 as follows:

•	Sales were $28.9 (E&C: $12.9, D&S East: $16.0) and $22.1 (E&C: $8.6, D&S East: $13.5) for the three months ended June 30, 2019 and for the three months ended March 31, 2019, respectively.

•	Sales were $51.0 (E&C: $21.5, D&S East: $29.5 ) for the six months ended June 30, 2019 .

•
Operating (loss) income was $(1.1) (E&C: $(2.8), D&S East: $1.7) and $(8.1) (E&C: $(2.8), D&S East: $(5.3)) for the three months ended June 30, 2019 and for the three months ended March 31, 2019, respectively.

•	Operating income (loss) was $(9.2) (E&C: $(5.6), D&S East: $(3.6)) for the six months ended June 30, 2019 .

(2)	Restructuring costs for the three months ended:

•	June 30, 2019 were $4.4 ($(1.1) – E&C, $0.1 – D&S West, $5.4 – D&S East, and $0.0 – Corporate).

•	June 30, 2018 were $0.6 ($0.2 – E&C, $0.3 – D&S East, and $0.1 – Corporate).

•	March 31, 2019 were $7.4 ($4.5 – E&C, $0.3 – D&S West, $2.4 - D&S East and $0.2 – Corporate).

(3)	Includes transaction-related costs of:

•	$1.8, $0.8 and $0.9 for the three months ended June 30, 2019 and 2018 and March 31, 2019, respectively, and

•	$2.7 and $2.1 for the six months ended June 30, 2019 and 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
Orders
Energy & Chemicals (1) (2)	$127.4	$122.5	$263.9
D&S West	115.8	127.4	114.1
D&S East (3)	78.8	66.5	83.2
Consolidated	$322.0	$316.4	$461.2

	As of
	June 30, 2019	June 30, 2018	March 31, 2019
Backlog
Energy & Chemicals (1) (2) (4)	$419.3	$238.6	$410.5
D&S West	130.1	147.2	127.1
D&S East (3)	203.4	127.1	196.2
Consolidated	$752.8	$512.9	$733.8
_______________

(1)
E&C orders include $16.6 and $12.8 in orders related to VRV for the three months ended June 30, 2019 and March 31, 2019, respectively. E&C backlog as of June 30, 2019 and March 31, 2019 includes $46.2 and $42.4 related to VRV, respectively.

(2)
D&S East orders include $25.2 and $12.7 in orders related to VRV for the three months ended June 30, 2019 and March 31, 2019, respectively. D&S East backlog as of June 30, 2019 and March 31, 2019 includes $39.6 and $38.4 related to VRV, respectively.

(3)
E&C orders and backlog for the three months ended March 31, 2109 include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project.

(4)	Included in the E&C backlog as of June 30, 2018 and March 31, 2019 is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.41	$0.31	$0.03
Restructuring and transaction-related costs (1)	0.19	0.07	0.23
VRV integration and inventory costs (2)	0.02	—	0.09
Other (3)	—	0.09	0.03
Dilution impact of convertible notes (4)	0.02	0.01	0.01
Accelerated tax impacts related to China facility closure (5)	0.04	—	—
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.68	$0.48	$0.39

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
Earnings per diluted share as reported (U.S. GAAP) – Discontinued Operations	$—	$0.07	$—
Adjusted earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$—	$0.07	$—

	Three Months Ended
	June 30, 2019	June 30, 2018	March 31, 2019
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.41	$0.38	$0.03
Restructuring and transaction-related costs (1)	0.19	0.07	0.23
VRV integration and inventory costs (2)	0.02	—	0.09
Other (3)	—	0.09	0.03
Dilution impact of convertible notes (4)	0.02	0.01	0.01
Accelerated tax impacts related to China facility closure (5)	0.04	—	—
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.68	$0.55	$0.39
_______________

(1)
During the second quarter of 2019, we recorded $4.4 of restructuring costs primarily related to the closure of a facility in D&S East, as well as departmental restructuring, including headcount reductions. We also incurred $2.4 in transaction-related and other one-time costs during the second quarter of 2019. During the first quarter of 2019, we recorded $7.4 of restructuring costs primarily related to the consolidation of certain of our facilities and streamlining commercial activities within our Lifecycle business in our E&C segment and geographic realignment of manufacturing capacity in D&S East.

(2)
Includes $1.7 in expense recognized in cost of sales related to inventory step-up for the first half of 2019. We also incurred $0.8 and $3.0 related to VRV integration activities in the three and six months ended June 30, 2019.

(3)
Includes an expense of $3.8 and $0.2 for the three months ended June 30, 2018 and March 31, 2019, respectively, recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall and a $0.8 expense related to the effect of the Tax Cuts and Jobs Act for the first quarter of 2019.

(4)
Includes an additional 1.81 and 1.75 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and six months ended June 30, 2019, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.25 and 1.23 for the three and six months ended June 30, 2019, respectively.

(5)	Includes $1.7 related to the accelerated tax impacts of closing a China facility.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.